Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
General Parts International, Inc.:

We consent to the use of our report dated March 15, 2013, except for note 15, as to which the date is November 25, 2013, with respect to the consolidated balance sheets of General Parts International, Inc. and its subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2012, incorporated herein by reference.

/s/ KPMG LLP

Raleigh, North Carolina
December 22, 2014